                                   EXHIBIT 5

                     [Scientific-Atlanta, Inc. Letterhead]

September 4, 1998

Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30092-2967

Re:    Scientific-Atlanta, Inc.
       1998 Employee Stock Purchase Plan
       Registration Statement Form S-8

Ladies and Gentlemen:

As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,000,000 shares of the Company's common stock, par value $0.50 per share (the "Common Stock"), for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Plan").

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 1,000,000 shares covered by such Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ William E. Eason, Jr.

William E. Eason, Jr.